Exhibit 3.1

BYLAWS

OF

CENTURYTEL, INC.

(as amended through April 7, 2010)

BYLAWS

CENTURYTEL, INC.

TABLE OF CONTENTS

BYLAWS

(Amended entirely May 23, 1995)
(Amended Article I, Section I, Subsection 1.1(L), added new Subsection 1.1(O), and amended Subsection 1.2 - October 7, 1996)
(Amended Article III, Section 1.1(B), Section 1 by adding new Subsection 1.3, Sections 3 and 4 amended in their entirety - November 21, 1996)
(Amended Article I, Section I by adding, deleting, revising or renumbering various paragraphs of Subsection 1.1 and by revising Subsection 1.2 - October 7, 1998)
(Amended Article I, Section 1 by adding or renumbering various paragraphs of
Subsection 1.1, by revising Subsection 1.2, Article IV, Section 5,
Subsections 5.2 and 5.7 amended in their entirety - November 19, 1998)
(Amended Article I, Section I by adding Subsection 1.1(G), amending Subsection 1.2 and renumbering subsections - August 24, 1999)
(Amended Article III, Section 1.1(D) - November 18, 1999)
(Amended Article III in its entirety - February 25, 2003)
(Amended Article I, Section 1.1(A, B and P) and Article II, Section 3.1 - August 26, 2003)
(Amended Article I, Section 1.1 (A, B, D, G, H and N) and Section 1.2, added new Article I, Section 3, and amended Article II, Sections 2, 3.1, 3.2 and 10, Article III, Sections 1.1 and 5, Article IV, Sections 3, 6.1 and 13, Article V and Article VIII – July 1, 2009)
(Amended Article IV, Section 8 by revising Subsection 8.1 and adding
Subsections 8.2 and 8.3 – April 7, 2010)

ARTICLE I.

OFFICERS

Section 1.              Required and Permitted Positions and Offices.

1.1           Chairman, Vice Chairmen and Officers. The Board may elect a Chairman and one or more Vice Chairmen.  Persons with or without executive responsibilities may be elected to these positions.  The officers of the Corporation shall be a Chief Executive Officer; a President; a Secretary; and a Treasurer.  The Board may elect such other officers as it may from time to time determine.  An officer need not be a Director and any two or more of the offices may be held by one person, provided, however, that a person holding more than one office may not sign in more than one capacity any certificate or any instrument required to be signed by two officers.  The duties of the required and permitted positions and offices of the Corporation are as follows:

A.           Chairman of the Board (Chairman).  The Board shall elect from their own number a Chairman.  The Chairman shall preside at all meetings of the Directors, ensure that all orders, policies and resolutions of the Board are carried out and perform such other duties as may be prescribed by the Board of Directors, these Bylaws or the Corporation’s Corporate Governance Guidelines.

B.           Vice Chairman of the Board (Vice Chairman).  The Board may from time to time elect from their own number one or more Vice Chairmen.  Each Vice Chairman shall assist the Chairman and perform such other duties as may be assigned by the Board of Directors, these Bylaws, or, in the case of any Vice Chairman with executive responsibilities, the CEO.  If the Chairman is not present at any meeting of the Directors, the Vice Chairman (or, if there are more than one, the Vice Chairman selected by a majority of the Directors present at such meeting) will preside at such meeting.  Any Vice Chairman with executive responsibilities may be designated an Executive Vice Chairman.

C.           Chief Executive Officer (CEO).  The CEO, subject to the powers of the Chairman and the supervision of the Board of Directors, shall have general supervision, direction and control of the business and affairs of the Corporation.  He may sign, execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors or these Bylaws.  The CEO shall have general supervision and direction of the officers of the Corporation and all such powers as may be reasonably incident to such responsibilities except where the supervision and direction of an officer is delegated expressly to another by the Board of Directors or these Bylaws.  Without limiting the generality of the foregoing, the CEO shall establish the annual salaries of each non-executive officer of the Corporation, unless otherwise directed by the Board, and the annual salaries of each officer of the Corporation’s subsidiaries, unless otherwise directed by the respective boards of directors of such subsidiaries.

D.           President.  The President may sign, execute and deliver in the name of the Corporation powers of attorney, contracts, bonds, and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors, the CEO, or these Bylaws.

E.           Chief Operating Officer (COO).  The COO, subject to the powers of the CEO and the supervision of the Board of Directors, shall manage the day-to-day operations of the Corporation, shall perform such other duties as may be prescribed by the Board of Directors or the CEO, and shall have the general powers and duties usually vested in the chief operating officer of a corporation.  Without limiting the generality of the foregoing, the COO shall supervise any other officer designated by the CEO and shall have all such powers as may be reasonably incident to such responsibilities.  Unless otherwise provided by law or the Board of Directors, he may sign, execute and deliver in the name of the Corporation powers of attorney, contracts, and bonds.

F.           Chief Financial Officer (CFO).  The Chief Financial Officer shall be the principal financial officer of the Corporation.  He shall manage the financial affairs of the Corporation and direct the activities of the Treasurer, Controller and other officers responsible for the Corporation’s finances.  He shall be responsible for all internal and external financial reporting.  Unless otherwise provided by law or the Board of Directors, he may sign, execute and deliver in the name of the Corporation powers of attorney, contracts, bonds, and other obligations, and shall perform such other duties as may be prescribed from time to time by the Board of Directors or by these Bylaws.

G.           Chief Administrative Officer (CAO).  The CAO, subject to the supervision of the Board of Directors, shall be in general and active charge of the administrative functions of the Corporation, shall perform such other duties as may be prescribed by the Board of Directors and shall have the general powers and duties usually vested in the chief administrative officer of a corporation.  Without limiting the generality of the foregoing, the CAO shall oversee the development and implementation of the Corporation’s administrative policies.

H.           Chief Information Officer (CIO).  The CIO, subject to the powers of the CEO, shall be responsible for (i) identifying and addressing the Corporation’s information systems needs, (ii) identifying changes and trends in computer and systems technology that affect the Corporation and its operations, (iii) determining long-term corporate-wide information needs, (iv) developing overall strategy for information needs and systems development and (v) protecting corporate data, proprietary information and related intellectual property stored in the Corporation’s information systems.

I.           General Counsel.  The General Counsel shall be directly responsible for advising the Board of Directors, the Corporation, and its officers and employees in matters affecting the legal affairs of the Corporation.  He shall determine the need for and, if necessary, select outside counsel to represent the Corporation and approve all fees in connection with their representation.  He shall also have such other powers, duties and authority as may be prescribed to him from time to time by the CEO, the Board of Directors, or these Bylaws.

J.           Treasurer.  As directed by the Chief Financial Officer, the Treasurer shall have general custody of all the funds and securities of the Corporation.  He may sign, with the CEO, President, Chief Financial Officer or such other person or persons as may be specifically designated by the Board of Directors, all bills of exchange or promissory notes of the Corporation.  He shall perform such other duties as may be prescribed from time to time by the Chief Financial Officer or these Bylaws.

K.           Controller.  As directed by the Chief Financial Officer, the Controller shall be responsible for the development and maintenance of the accounting systems used by the Corporation and its subsidiaries.  The Controller shall be authorized to implement policies and procedures to ensure that the Corporation and its subsidiaries maintain internal accounting control systems designed to provide reasonable assurance that the accounting records accurately reflect business transactions and that such transactions are in accordance with management’s authorization.  Additionally, as directed by the Chief Financial Officer, the Controller shall be responsible for internal and external financial reporting for the Corporation and its subsidiaries.

L.           Assistant Treasurer.  The Assistant Treasurer shall have such powers and perform such duties as may be assigned by the Treasurer.  In the absence or disability of the Treasurer, the Assistant Treasurer shall perform the duties and exercise the powers of the Treasurer.

M.           Secretary.  The Secretary shall keep the minutes of all meetings of the shareholders, the Board of Directors and its committees or subcommittees.  He shall cause notice to be given of meetings of shareholders, of the Board of Directors and of any committee or subcommittee of the Board.  He shall have custody of the corporate seal and general charge of the records, documents and papers of the Corporation not pertaining to the duties vested in other officers, which shall at all reasonable times be open to the examination of any Director.  He may sign or execute contracts with any other officer thereunto authorized in the name of the Corporation and affix the seal of Corporation thereto.  He shall perform such other duties as may be prescribed from time to time by the Board of Directors or these Bylaws.

N.           Assistant Secretaries.  Each Assistant Secretary shall have powers and perform such duties as may be assigned by the Secretary.  In the absence or disability of the Secretary, the Assistant Secretary with the longest tenure shall perform the duties and exercise the powers of the Secretary.

O.           Executive Vice President(s).  The Executive Vice President(s) shall, in addition to exercising such powers and performing such duties associated with any other office held thereby, assist the CEO in discharging the duties of that office in any manner requested, and shall perform any other duties as may be prescribed by the Board of Directors, by the CEO or by these Bylaws.

P.           Senior Vice President(s).  The Senior Vice President(s) shall, in addition to exercising such powers and performing such duties associated with any other office held thereby, perform such duties as may be prescribed from time to time by the Board of Directors, by the CEO or by these Bylaws (or, with respect to any Senior Vice President(s) who report to some other executive officer, by such other executive officer).

Q.           Vice President(s).  The Vice President(s) shall have such powers and perform such duties as may be assigned to them by the Board of Directors, the CEO, the President, or any Executive Vice President, Senior Vice President or other officer to whom they report.  A Vice President may sign and execute contracts and other obligations pertaining to the regular course of his duties.

R.           Assistant Vice President(s).  The Assistant Vice President(s) shall have such powers and perform such duties as may be assigned to them by the Board of Directors, the CEO, the President or the officer to whom they report.  An Assistant Vice President may sign and execute contracts and other obligations pertaining to the regular course of his duties.

1.2           Executive Officer Group.  The Board shall at least annually designate certain officers as executive officers of the Corporation.

Section 2.	Election and Removal of Officers

2.1           Election.  The officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of the shareholders and, at any time, the Board may remove any officer (with or without cause, and regardless of any contractual obligation to such officer) and fill a vacancy in any office, but any election to, removal from or appointment to fill a vacancy in any office, and the determination of the terms of employment thereof, shall require the affirmative votes of (a) a majority of the Directors then in office and (b) a majority of the Continuing Directors, voting as a separate group.

2.2           Removal.  In addition, the CEO is empowered in his sole discretion to remove or suspend any officer or other employee of the Corporation who (a) fails to respond satisfactorily to the Corporation respecting any inquiry by the Corporation for information to enable it to make any certification required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, (b) is arrested or convicted of any offense concerning the distribution or possession of, or trafficking in, drugs or other controlled substances, or (c) the CEO believes to have been engaged in actions that could lead to such an arrest or conviction.

Section 3.	Special Terms

                As of July 1, 2009, William A. Owens shall serve as Chairman of the Corporation.  If at any time prior to July 1, 2010, William A. Owens ceases to be Chairman, then Mr. Owens’ replacement shall be chosen by the Board from among Peter C. Brown, Steven A. Davis, Richard A. Gephardt, Thomas A. Gerke, Stephanie M. Shern or Laurie A. Siegel.  In the event of any conflict between the terms of this Section 3 and any other by-law or the Corporation’s Corporate Governance Guidelines, the terms of this Section 3 shall prevail.  Prior to July 1, 2010, this Section 3 may be amended only upon the affirmative vote of (i) a majority of the total number of Directors then in office and (ii) a majority of the following Directors then in office:  Peter C. Brown, Steven A. Davis, Richard A. Gephardt, Thomas A. Gerke, William A. Owens, Stephanie M. Shern and Laurie A. Siegel.  The force and effect of this Section 3 shall lapse on July 1, 2010.

ARTICLE II.

BOARD OF DIRECTORS

Section 1.	Powers

                In addition to the powers and authorities by these Bylaws expressly conferred upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws required to be exercised or done by the shareholders.

Section 2.	Organizational and Regular Meetings

The Board of Directors shall hold an annual organizational meeting, without notice, immediately following the adjournment of the annual meeting of the shareholders and shall hold a regular meeting on such dates during the months of February, May, August and November of each year as shall be determined from time to time by the Board.  The Secretary shall give not less than five days’ written notice to each Director of all regular meetings, which notice shall state the time and place of the meeting.

Section 3.	Special Meetings

3.1           Call of Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman or the CEO.  Upon the written request of any two Directors delivered to the Chairman, the CEO or the Secretary of the Corporation, a special meeting shall be called.

3.2           Notice.  Notice of the time and place of special meetings of the Board of Directors will be given to each Director either by overnight mail mailed not less than 48 hours before the time of the meeting, by telephone or by other form of electronic transmission or communication not less than 12 hours before the time of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under exigent circumstances.

Section 4.	Waiver of Notice

Any Director may waive notice of a meeting by written waiver executed either before or after the meeting.  Directors present at any regular or special meeting shall be deemed to have received due, or to have waived, notice thereof, provided that a Director who participates in a meeting by telephone shall not be deemed to have received or waived due notice if, at the beginning of the meeting, he objects to the transaction of any business because the meeting is not lawfully called.

Section 5.	Quorum

A majority of the authorized number of Directors as fixed by or pursuant to the Articles of Incorporation shall be necessary to constitute a quorum for the transaction of business, provided, however, that a minority of the Directors, in the absence of a quorum, may adjourn from time to time, but may not transact any business.  If a quorum is present when the meeting convened, the Directors present may continue to do business, taking action by vote of a majority of a quorum, until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum or the refusal of any Director present to vote.

Section 6.	Notice of Adjournment

Notice of the time and place of holding an adjourned meeting need not be given to absent Directors if the time and place is fixed at the meeting adjourned.

Section 7.	Written Consents

Anything to the contrary contained in these Bylaws notwithstanding, any action required or permitted to be taken by the Board of Directors may be taken without a meeting, if all members of the Board of Directors shall individually or collectively consent in writing to such action.  Such written consent or consents shall be filed with the minutes of the proceedings of the Board.  Such action by written consent shall have the same force and effect as a unanimous vote of such Directors at a meeting.

Section 8	Voting

At all meetings of the Board, each Director present shall have one vote.  At all meetings of the Board, all questions, the manner of deciding which is not otherwise specifically regulated by law, the Articles of Incorporation or these Bylaws, shall be determined by a majority of the Directors present at the meeting, provided, however, that any shares of other corporations owned by the Corporation shall be voted only pursuant to resolutions duly adopted upon the affirmative votes of (a) 80% of the Directors then in office and (b) a majority of the Continuing Directors, voting as a separate group.

Section 9	Use of Communications Equipment

Meetings of the Board of Directors may be held by means of telephone conference calls or similar communications equipment provided that all persons participating in the meeting can hear and communicate with each other.

Section 10	Indemnification.

10.1           Definitions.  As used in this Section 10:

(a)           The term “Change of Control” shall mean (i) an acquisition by any person (within the meaning of Section 13(d)(3) or l4(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director whose election by the Board of Directors or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation of a merger or consolidation involving the Corporation if the shareholders of the Corporation, immediately before such merger or consolidation, do not own, immediately following such merger or consolidation, more than 50% of the combined voting power of the outstanding voting securities of the resulting entity in substantially the same proportion as their ownership of voting securities immediately before such merger or consolidation.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because 20% or more of the Corporation’s then outstanding voting securities is acquired by (l) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its subsidiaries or (2) any entity that, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Corporation in the same proportion as their ownership of shares in the Corporation immediately prior to such acquisition.

(b)           The term “Claim” shall mean any threatened, pending or completed claim, action, suit, or proceeding, including discovery, whether civil, criminal, administrative, arbitrative or investigative and whether made judicially or extra-judicially, or any separate issue or matter therein, as the context requires, but shall not include any action, suit or proceeding initiated by Indemnitee against the Corporation  (other than to enforce the terms of this Section), or initiated by Indemnitee against any director or officer of the Corporation unless the Corporation has joined in or consented in writing to the initiation of such action, suit or proceeding.

(c)           The term “Determining Body” shall mean (i) the Board of Directors by a majority vote of a quorum of the entire board consisting of directors who are not named as parties to the Claim for which indemnification is being sought (“Disinterested Directors”), or (ii) if such a quorum is not obtainable, independent legal counsel (A) selected by the Disinterested Directors, or (B) if there are fewer than two Disinterested Directors, selected by the Board of Directors (in which selection directors who do not qualify as Disinterested Directors may participate); provided, however, that following a Change of Control, with respect to all matters thereafter arising out of acts, omissions or events occurring prior to or after the Change of Control concerning the rights of Indemnitee to seek indemnification, such determination shall be made by independent legal counsel selected by the Board of Directors in the manner described above in this Section 10.1(c) (which selection shall not be unreasonably delayed or withheld) from a panel of three counsel nominated by Indemnitee.  Such counsel shall not have otherwise performed services for the Corporation, Indemnitee or their affiliates (other than services as independent counsel in connection with similar matters) within the five years preceding its engagement ("Independent Counsel").  If Indemnitee fails to nominate Independent Counsel within ten business days following written request by the Corporation, the Board of Directors shall select Independent Counsel.  Such counsel shall not be a person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee's rights under this Section, nor shall Independent Counsel be any person who has been sanctioned or censured for ethical violations of applicable standards of professional conduct.  The Corporation agrees to pay the reasonable fees and costs of the Independent Counsel referred to above and to fully indemnify such Independent Counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Section 10.1(c) or its engagement pursuant hereto.  The Determining Body shall determine in accordance with Section 10.3 whether and to what extent Indemnitee is entitled to be indemnified under this Section and shall render a written opinion to the Corporation and to Indemnitee to such effect.

(d)           The term “D&O Insurance” shall mean directors and officers liability insurance.

(e)           The term "Disbursing Officer" shall mean, with respect to a Claim, the Chief Executive Officer of the Corporation or, if the Chief Executive Officer is a party to the Claim as to which advancement or indemnification is being sought, any officer who is not a party to the Claim and who is designated by the Chief Executive Officer, which designation shall be made promptly after the Corporation's receipt of Indemnitee's initial request for advancement or indemnification and communicated to Indemnitee.

(f)           The term “Expenses” shall mean any reasonable expenses or costs (including, without limitation, attorney’s fees, fees of experts retained by attorneys, judgments, punitive or exemplary damages, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee with respect to a Claim, except that Expenses shall not include any amount paid in settlement of a Claim against Indemnitee (i) by or in the right of the Corporation, or (ii) that the Corporation has not approved, which approval will not be unreasonably delayed or withheld.

(g)           The term “Indemnitee” shall mean each Director and officer and each former Director and officer of the Corporation.

(h)           The term “Section” shall mean Article II, Section 10, of these Bylaws, in its entirety, unless the context otherwise provides.

(i)           The term “Standard of Conduct” shall mean conduct by an Indemnitee with respect to which a Claim is asserted that was in good faith and that Indemnitee reasonably believed to be in, or not opposed to, the best interest of the Corporation, and, in the case of a Claim that is a criminal action or proceeding, conduct that the Indemnitee had no reasonable cause to believe was unlawful.  The termination of any Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet the Standard of Conduct.

10.2          Advancement of Expenses.

(a)           Subject to Indemnitee’s furnishing the Corporation with a written undertaking, in a form reasonably satisfactory to the Corporation, to repay such amount if it is ultimately determined that Indemnitee is not entitled under this Section to indemnification therefor, the Corporation shall advance Expenses to Indemnitee in advance of the final disposition of any Claim involving Indemnitee; provided, however, that Indemnitee will return, without interest, any such advance that remains unspent at the disposition of the Claim to which the advance related, and provided further, that advances of such Expenses by the Corporation's D&O Insurance carrier shall be treated, for purposes of this Section 10.2(a), as advances by the Corporation.  The written undertaking by Indemnitee must be an unlimited general obligation of Indemnitee but need not be secured and will be accepted by the Corporation without reference to the financial ability of Indemnitee to make repayment.

(b)           Any request for advancement of Expenses shall be submitted by Indemnitee to the Disbursing Officer in writing and shall be accompanied by a written description of the Expenses for which advancement is requested.  The Disbursing Officer shall, within 20 days after receipt of Indemnitee's request for advancement, advance such Expenses unsecured, interest-free and without regard to Indemnitee's ability to make repayment, provided that if the Disbursing Officer questions the reasonableness of any such request, that officer shall promptly advance to the Indemnitee the amount deemed by that officer to be reasonable and shall forward immediately to the Determining Body a copy of the Indemnitee's request and of the Disbursing Officer’s response, together with a written description of that officer’s reasons for questioning the reasonableness of a portion of the advancement sought.  The Determining Body shall, within 20 days after receiving such a request from the Disbursing Officer, determine the reasonableness of the disputed Expenses and notify Indemnitee and the Disbursing Officer of its decision, which shall be final, subject to Indemnitee’s right under Section 10.4 to seek a judicial adjudication of Indemnitee’s rights.

(c)           Indemnitee's right to advancement under this Section 10.2 shall include the right to advancement of Expenses incurred by Indemnitee in a suit against the Corporation under Section 10.4 to enforce Indemnitee's rights under this Section.  Such right of advancement shall, however, be subject to Indemnitee's obligation pursuant to Indemnitee’s undertaking described in Section 10.2(a) to repay such advances, to the extent provided in Section 10.4, if it is ultimately determined in the enforcement suit that Indemnitee is not entitled to indemnification for a Claim.

10.3	Indemnity.

(a)           The Corporation shall, in the manner provided in this Section, indemnify and hold harmless Indemnitee against Expenses incurred in connection with any Claim against Indemnitee (whether as a subject of or party to, or a proposed or threatened subject of or party to, the Claim) or in which Indemnitee is involved solely as a witness or person required to give evidence, by reason of Indemnitee’s position (a) as a director or officer of the Corporation, (b) as a director or officer of any subsidiary of the Corporation or as a fiduciary with respect to any employee benefit plan of the Corporation, or (c) as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other for profit or not for profit entity or enterprise, if such position is or was held at the request of the Corporation, regardless of when serving in such position occurred, if (x) Indemnitee is successful in defense of the Claim on the merits or otherwise, as provided in Section 10.3(d), or (y) Indemnitee has been found by the Determining Body to have met the Standard of Conduct; provided that no indemnification shall be made in respect of any Claim by or in the right of the Corporation as to which Indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation unless, and only to the extent, a court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the court shall deem proper, and provided further, that Expenses incurred in connection with a Claim for which Indemnitee has been reimbursed or indemnified by the Corporation’s D&O Insurance carrier shall be credited against the Corporation’s obligation under this Section 10.3(a) with respect to such Claim.

(b)           Promptly upon becoming aware of the existence of any Claim with respect to which Indemnitee may seek indemnification hereunder, Indemnitee shall notify the Chief Executive Officer (or, if the Chief Executive Officer is the Indemnitee, the next ranking executive officer who is not an Indemnitee with respect to the Claim) of the existence of the Claim, who shall promptly advise the Board of Directors that establishing the Determining Body will be a matter presented at the next regularly scheduled meeting of the Board of Directors.  Delay by Indemnitee in giving such notice shall not excuse performance by the Corporation hereunder unless, and only to the extent that, the Corporation did not otherwise learn of the Claim and such failure results in forfeiture by the Corporation of substantial defenses, rights or insurance coverage.  After the Determining Body has been established, the Chief Executive Officer or that officer’s delegate shall inform Indemnitee thereof and Indemnitee shall promptly notify the Determining Body, to the extent requested by it, of all facts relevant to the Claim known to Indemnitee.

(c)           Indemnitee shall be entitled to conduct the defense of the Claim and to make all decisions with respect thereto, with counsel of Indemnitee’s choice, provided that in the event the defense of the Claim has been assumed by the Corporation through its D&O Insurance carrier or otherwise, then (i) Indemnitee will be entitled to retain separate counsel from the Corporation’s Counsel (but not more than one law firm plus, if applicable, local counsel at the Corporation’s expense if, but only if, Indemnitee shall reasonably conclude that one or more legal defenses may be available to Indemnitee that are different from, or in addition to, those available to the Corporation or other defendants represented by the Corporation through its D&O Insurance carrier or otherwise, and (ii) the Corporation will not, without the prior written consent of Indemnitee, effect any settlement of the Claim unless such settlement (x) includes an unconditional release of Indemnitee from all liability that is the subject matter of such Claim, (y) does not impose penalties or post-settlement obligations on Indemnitee (except for customary confidentiality obligations), and (z) does not require payment by Indemnitee of money in settlement.

(d)           To the extent Indemnitee is successful on the merits or otherwise in defense of any Claim, Indemnitee shall be indemnified against Expenses incurred by Indemnitee with respect to the Claim, regardless of whether Indemnitee has met the Standard of Conduct, and without the necessity of any determination by the Determining Body as to whether Indemnitee has met the Standard of Conduct.  In the event Indemnitee is not entirely successful on the merits or otherwise in defense of any Claim, but is successful on the merits or otherwise in defense of any claim, issue or matter involved in the Claim, Indemnitee shall be indemnified for the portion of Indemnitee’s Expenses incurred in such successful defense that is determined by the Determining Body to be reasonably and properly allocable to the claims, issues, or matters as to which Indemnitee was successful.

(e)           Except as otherwise provided in Section 10.3(d), the Corporation shall not indemnify any Indemnitee under Section 10.3(a) unless a determination has been made by the Determining Body (or by a court upon application or in a proceeding brought by Indemnitee under Section 10.4) with respect to a specific Claim that indemnification of Indemnitee is permissible because Indemnitee has met the Standard of Conduct.  In the event settlement of a Claim to which Indemnitee is a party has been proposed (“Proposed Settlement”), the Determining Body shall, promptly after submission to it but prior to consummation of the Proposed Settlement, make a determination whether Indemnitee shall have met the Standard of Conduct.  In the event such determination is adverse to Indemnitee, Indemnitee shall be entitled to reject the Proposed Settlement.  In the event of final disposition of a Claim other than by settlement, the Determining Body shall, promptly after but not before such final disposition, make a determination whether Indemnitee has met the Standard of Conduct.  In all cases, the determination shall be in writing and shall set forth in reasonable detail the basis and reasons therefor.  The Determining Body shall, promptly after making such determination, provide a copy thereof to both the Disbursing Officer and Indemnitee and shall instruct the former to (i) reimburse Indemnitee as soon as practicable for all Expenses, if any, to which Indemnitee has been so determined to be entitled and which have not previously been advanced to Indemnitee under Section 10.2 (or otherwise recovered by Indemnitee through an insurance or other arrangement provided by the Corporation), and (ii) seek reimbursement from Indemnitee (subject to Indemnitee's rights under Section 10.4) of all advancements that have been made pursuant to Section 10.2 as to which it has been so determined that Indemnitee is not entitled to be indemnified.

(f)          Indemnitee shall cooperate with the Determining Body at the expense of the Corporation by providing to the Determining Body, upon reasonable advance request, any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to make such determination.

(g           If the Determining Body makes a determination pursuant to Section 10.3(e) that Indemnitee is entitled to indemnification, the Corporation shall be bound by that determination in any judicial proceeding, absent a determination by a court that such indemnification contravenes applicable law.

(h)           In making a determination under Section 10.3(e), the Determining Body shall presume that the Standard of Conduct has been met unless the contrary shall be shown by a preponderance of the evidence.

(i)           The Corporation and Indemnitee shall keep confidential, to the extent permitted by law and their fiduciary obligations, all facts and determinations provided pursuant to or arising out of the operation of this Section, and the Corporation and Indemnitee shall instruct their respective agents to do likewise.

10.4           Enforcement.

(a)           The rights provided by this Section shall be enforceable by Indemnitee in any court of competent jurisdiction.

(b)           If Indemnitee seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, this Section, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses incurred by Indemnitee in connection with such proceeding, but only if Indemnitee prevails therein.  If it shall be determined that Indemnitee is entitled to receive part but not all of the relief sought, then Indemnitee shall be entitled to be reimbursed for all Expenses incurred by Indemnitee in connection with such proceeding if the indemnification amount to which Indemnitee is determined to be entitled exceeds 50% of the amount of Indemnitee’s claim.  Otherwise, the reimbursement of Expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

(c)           In any judicial proceeding described in this Section 10.4, the Corporation shall bear the burden of proving that Indemnitee is not entitled to advancement or reimbursement of Expenses sought with respect to any Claim.

10.5           Saving Clause.  If any provision of this Section is determined by a court having jurisdiction over the matter to require the Corporation to do or refrain from doing any act that is in violation of applicable law, the court shall be empowered to modify or reform such provision so that, as modified or reformed, such provision provides the maximum indemnification permitted by law and such provision, as so modified or reformed, and the balance of this Section, shall be applied in accordance with their terms.  Without limiting the generality of the foregoing, if any portion of this Section shall be invalidated on any ground, the Corporation shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the full extent permitted by law with respect to that portion that has been invalidated.

10.6           Non-Exclusivity.  The indemnification and payment of Expenses provided by or granted pursuant to this Section shall not be deemed exclusive of any other rights to which Indemnitee is or may become entitled under any statute, article of incorporation, insurance policy, authorization of shareholders or directors, agreement or otherwise, including, without limitation, any rights authorized by the Determining Body in its discretion with respect to matters for which indemnification is permitted under La. R.S. 12:83A.  The parties recognize that La. R. S. 12:83E presently provides that no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

10.7           Subrogation.  In the event of any payment under this Section, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Following receipt of indemnification payments hereunder, as further assurance, Indemnitee shall execute all papers reasonably required and, at the expense of the Corporation, take all action reasonably necessary to secure such subrogation rights, including execution of such documents as are reasonably necessary to enable the Corporation to bring suit to enforce such rights.

10.8           Successors and Assigns.

(a)           The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business or assets of the Corporation, by agreement or other instrument in form and substance satisfactory to the Corporation, expressly to assume and agree to perform its obligations under this Section in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place.

(b)           Indemnitee’s right to advancement and indemnification of Expenses pursuant to this Section shall continue regardless of the termination of Indemnitee’s status as a director or officer of the Corporation, and this Section shall inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, spouses, heirs, assigns and other successors.

(c)           The rights granted to each Indemnitee under this Section are personal in nature and neither the Corporation nor any Indemnitee shall, without the prior written consent of the other, assign or delegate any rights or obligations under this Section except as expressly provided in Sections 10.8(a) and 10.8(b).

(d)           This Section shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, reorganization or otherwise to all or substantially all of the business or assets of the Corporation), permitted, assigns, spouses, heirs, executors, administrators and personal and legal representatives.

10.9           Indemnification of Other Persons.  The Corporation may indemnify any person not a Director or officer of the Corporation to the extent authorized by the Board of Directors or a committee of the Board expressly authorized by the Board of Directors.

Section 11.	Certain Qualifications

No person shall be eligible for nomination, election or service as a Director of the Corporation who shall (i) in the opinion of the Board of Directors fail to respond satisfactorily to the Corporation respecting any inquiry of the Corporation for information to enable the Corporation to make any certification required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988 or to determine the eligibility of such persons under this section; (ii) have been arrested or convicted of any offense concerning the distribution or possession of, or trafficking in, drugs or other controlled substances, provided that in the case of an arrest the Board of Directors may in its discretion determine that notwithstanding such arrest such persons shall remain eligible under this Section; or (iii) have engaged in actions that could lead to such an arrest or conviction and that the Board of Directors determines would make it unwise for such person to serve as a Director of the Corporation.  Any person serving as a Director of the Corporation shall automatically cease to be a Director on such date as he ceases to have the qualifications set forth in this Section, and his position shall be considered vacant within the meaning of the Articles of Incorporation of the Corporation.

ARTICLE III.

COMMITTEES

Section 1.	Committees

1.1           Standing Committees.  The Board of Directors shall have the standing committees specified below:

A.           The Compensation Committee shall consist of three or more Directors (the exact number of which shall be set from time to time by the Board), who shall have such qualifications, powers and responsibilities as specified in any charter that may from time to time be adopted by the Compensation Committee and approved by the Board of Directors.

B.           The Nominating and Corporate Governance Committee shall consist of three or more Directors (the exact number of which shall be set from time to time by the Board), who shall have such qualifications, powers and responsibilities as specified in any charter that may from time to time be adopted by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

C.           The Audit Committee shall consist of three or more Directors (the exact number of which shall be set from time to time by the Board), who shall have such qualifications, powers and responsibilities as specified in any charter that may from time to time be adopted by the Audit Committee and approved by the Board of Directors.

D.           The Risk Evaluation Committee shall consist of three or more Directors (the exact number of which shall be set from time to time by the Board), who shall have such qualifications, powers and responsibilities as specified in any charter that may from time to time be adopted by the Risk Evaluation Committee and approved by the Board of Directors.

1.2           Special Purpose Committees.  The Board may authorize on an ad hoc basis special pricing committees in connection with the issuance of securities or such other special purpose committees as may be necessary or appropriate in connection with the Board’s management of the business and affairs of the Corporation.

1.3           Subcommittees.  As necessary or appropriate, each of the standing committees listed in Section 1.1 may organize a standing or ad hoc subcommittee for such purposes within the scope of its powers as it sees fit, and may delegate to such subcommittee any of its powers as may be necessary or appropriate to enable such subcommittee to discharge its duties and responsibilities.  Any such subcommittee shall be composed solely of members of the standing committee, which shall appoint and replace such subcommittee members.  Each subcommittee member shall hold office during the term designated by the standing committee, provided that such term shall automatically lapse if such member ceases to be a member of the standing committee or fails to meet any other qualifications that may be imposed by the standing committee.

Section 2.	Appointment and Removal of Committee Members

Subject to Section 5 below, Directors shall be appointed to or removed from a committee only upon the affirmative votes of:

1.	A majority of the Directors then in office; and

2.	A majority of the Continuing Directors, voting as a separate group.

Each member of a committee shall serve until his or her successor is duly appointed and qualified.

Section 3.	Procedures for Committees

Each committee or subcommittee may adopt such charters, procedures or regulations as it shall deem necessary for the proper conduct of its functions and the performance of its responsibilities, provided that such charters, procedures or regulations are consistent with (i) the Corporation’s Articles of Incorporation, Bylaws and Corporate Governance Guidelines, (ii) applicable laws, regulations and stock exchange listing standards, and (iii) any regulations or procedures specified for such committee by the Board of Directors or for such subcommittee by the standing committee that authorized its organization under Section 1.3 (collectively, the “Governing Standards”).  Unless otherwise determined by a committee or subcommittee, each meeting thereof shall be convened pursuant to the notice requirements pertaining to meetings of the full Board.  Each committee and subcommittee shall keep written minutes of its meetings.

Section 4.	Meetings

A committee or subcommittee may invite to its meetings other Directors, representatives of management, counsel or other persons whose pertinent advice or counsel is sought by the committee or subcommittees.  A majority of the members of any committee or subcommittee shall constitute a quorum and action by a majority (or by any super-majority required by the Governing Standards) of a quorum at any meeting of a committee or subcommittee shall be deemed action by the committee or subcommittee.  The committee or subcommittee may also take action without meeting if all members thereof consent in writing thereto.  Meetings of a committee or subcommittee may be held by telephone conference calls or other communications equipment provided each person participating may hear and be heard by all other meeting participants.  Each committee shall make regular reports to the Board.  All recommendations or actions of any committee or subcommittee shall be subject to approval or ratification by the full Board of Directors unless the committee or subcommittee possesses plenary power to act independently with respect to such matter and the submission of such matter to the full Board for action would be prohibited by, or contrary to the intent and purpose of, any Governing Standards.

Section 5.	Authority to Fill Vacancies

Any vacancy in any committee (including any vacancy resulting from an increase in the number of directors comprising the committee) shall be filled by the Board.  If the Board fails to fill any such vacancy within 30 days of being advised thereof, the Nominating and Corporate Governance Committee shall have the power to fill the vacancy, in which case the new committee member shall serve on such committee until such time as the Board may elect to replace such new committee member.  For a period of one year beginning on July 1, 2009, any such vacancies will be filled with a designee who, in addition to satisfying any other criteria required to serve on a particular committee, will be chosen from among (i) Virginia Boulet, W. Bruce Hanks, Gregory J. McCray, C.G. Melville, Jr., Fred R. Nichols, Harvey P. Perry, Glen F. Post, III or Joseph R. Zimmel (each a “Legacy CenturyTel Director”) in the case of a vacancy relating to a committee position previously held by any Legacy CenturyTel Director or (ii) Peter C. Brown, Steven A. Davis, Richard A. Gephardt, Thomas A. Gerke, William A. Owens, Stephanie M. Shern or Laurie A. Siegel (each a “Legacy EMBARQ Director”) in the case of a vacancy relating to a committee position previously held by any Legacy EMBARQ Director.

ARTICLE IV.

SHAREHOLDERS’ MEETINGS

Section 1.	Place of Meetings

Unless otherwise required by law or these Bylaws, all meetings of the shareholders shall be held at the principal office of the Corporation or at such other place, within or without the State of Louisiana, as may be designated by the Board of Directors.

Section 2.              Annual Meeting

An annual meeting of the shareholders shall be held on the date and at the time as the Board of Directors shall designate for the purpose of electing Directors and for the transaction of such other business as may be properly brought before the meeting.  If no annual shareholders’ meeting is held for a period of 18 months, any shareholder may call such meeting to be held at the registered office of the Corporation as shown on the records of the Secretary of State of the State of Louisiana.

Section 3.	Special Meetings

                Special meetings of the shareholders, for any purpose or purposes, may be called by the Board of Directors.  Subject to the terms of any outstanding class or series of Preferred Stock that entitles the holders thereof to call special meetings, the holders of a majority of the Total Voting Power shall be required to cause the Secretary of the Corporation to call a special meeting of shareholders pursuant to La. R.S. 12:73B (or any successor provision).  Such requests of shareholders must state the specific purpose or purposes of the proposed special meeting, and the business to be brought before such meeting by the shareholders shall be limited to such purpose or purposes.

Section 4.	Notice of Meetings

Except as otherwise provided by law, the authorized person or persons calling a shareholders’ meeting shall cause written notice of the time and place of the meeting to be given to all shareholders of record entitled to vote at such meeting at least 10 days and not more than 60 days prior to the day fixed for the meeting.  Notice of the annual meeting need not state the purpose or purposes thereof, unless action is to be taken at the meeting as to which notice is required by law, the Articles of Incorporation or the Bylaws.  Notice of a special meeting shall state the purpose or purposes thereof.  Any previously scheduled meeting of the shareholders may be postponed, and (unless provided otherwise by law or the Articles of Incorporation) any special meeting of the shareholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of shareholders.

Section 5.              Notice of Shareholder Nominations and Shareholder Business

5.1           Business Brought Before Meetings.  At any meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting.  Nominations for the election of Directors at a meeting at which Directors are to be elected may be made by or at the direction of the Board of Directors, or a committee duly appointed thereby, or by any shareholder of record entitled to vote generally for the election of Directors who complies with the procedures set forth below.  Other matters to be properly brought before a meeting of the shareholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, including matters covered by Rule 14a-8 of the Securities and Exchange Commission, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by any shareholder of record entitled to vote at such meeting who complies with the procedures set forth below.

5.2           Required Notice.  A notice of the intent of a shareholder to make a nomination or to bring any other matter before the meeting shall be made in writing and received by the Secretary of the Corporation not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of shareholders or, in the event of a special meeting of shareholders or annual meeting scheduled to be held either 30 days earlier or later than such anniversary date, such notice shall be received by the Secretary of the Corporation within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.  In no event shall the public announcement of an adjournment of a shareholders’ meeting commence a new time period for the giving of a shareholder’s notice as described above.

5.3           Contents of Notice.  Every such notice by a shareholder shall set forth:

(a)           the name, age, business address and residential address of the shareholder of record who intends to make a nomination or bring up any other matter, and any beneficial owner or other person acting in concert with such shareholder;

(b)           a representation that the shareholder is a holder of record of shares of the Corporation’s capital stock that accord such shareholder the voting rights specified in paragraph 5.1 above and that the shareholder intends to appear in person at the meeting to make the nomination or bring up the matter specified in the notice;

(c)           with respect to notice of an intent to make a nomination, a description of all agreements, arrangements or understandings among the shareholder, any person acting in concert with the shareholder, each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

(d)           with respect to notice of an intent to make a nomination, (i) the name, age, business address and residential address of each person proposed for nomination, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Corporation of which such person is the beneficial owner, and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the Board of Directors; and

(e)           with respect to notice of an intent to bring up any other matter, a complete and accurate description of the matter, the reasons for conducting such business at the meeting, and any material interest in the matter of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

5.4           Other Required Information.  Notice of an intent to make a nomination shall be accompanied by the written consent of each nominee to serve as a Director of the Corporation if so elected and an affidavit of each such nominee certifying that he meets the qualifications specified in Section 11 of Article II of these Bylaws.  The Corporation may require any proposed nominee to furnish such other information or certifications as may be reasonably required by the Corporation to determine the eligibility and qualifications of such person to serve as a Director.

5.5           Disqualification of Certain Proposals.  With respect to any proposal by a shareholder to bring before a meeting any matter other than the nomination of Directors, the following shall govern:

(a)           If the Secretary of the Corporation has received sufficient notice of a proposal that may properly be brought before the meeting, a proposal sufficient notice of which is subsequently received by the Secretary and that is substantially duplicative of the first proposal shall not be properly brought before the meeting.  If in the judgment of the Board of Directors a proposal deals with substantially the same subject matter as a prior proposal submitted to shareholders at a meeting held within the preceding five years, it shall not be properly brought before any meeting held within three years after the latest such previous submission if (i) the proposal was submitted at only one meeting during such preceding period and it received affirmative votes representing less than 3% of the total number of votes cast in regard thereto, (ii) the proposal was submitted at only two meetings during such preceding period and it received at the time of its second submission affirmative votes representing less than 6% of the total number of votes cast in regard thereto, or (iii) the proposal was submitted at three or more meetings during such preceding period and it received at the time of its latest submission affirmative votes representing less than 10% of the total number of votes cast in regard thereto.

(b)           Notwithstanding compliance with all of the procedures set forth above in this Section, no proposal shall be deemed to be properly brought before a meeting of shareholders if, in the judgment of the Board, it is not a proper subject for action by shareholders under Louisiana law.

5.6           Power to Disregard Proposals.  At the meeting of shareholders, the chairman shall declare out of order and disregard any nomination or other matter not presented in accordance with the foregoing procedures or which is otherwise contrary to the foregoing terms and conditions.

5.7           Rights and Obligations of Shareholders Under Federal Proxy Rules.  Nothing in this Section shall be deemed to modify (i) any obligations of a shareholder to comply with all applicable requirements of the Securities Exchange Act of 1934 and the regulations promulgated thereunder with respect to the matters set forth in this Section of the Bylaws or (ii) any rights or obligations of shareholders with respect to requesting inclusion of proposals in the Corporation’s proxy statement or soliciting their own proxies pursuant to the proxy rules of the Securities and Exchange Commission.

5.8           Rights of Preferred Shareholders.  Nothing in this Section shall be deemed to modify any rights of holders of any outstanding class or series of Preferred Stock to elect Directors or bring other matters before a shareholders’ meeting in the manner specified by the terms and conditions governing such stock.

Section 6.	Quorum

6.1           Establishment of Quorum.  Except as otherwise provided by law, at all meetings of shareholders the presence, in person or by proxy, of the holders of a majority of the Total Voting Power shall constitute a quorum to organize the meeting; provided, however, that this subsection shall not have the effect of reducing the vote required to approve any matter that may be established by law, the Articles of Incorporation or these Bylaws.  Shares of Voting Stock as to which the holders have voted or abstained from voting with respect to any matter considered at a meeting, or which are subject to Non-Votes (as defined in Section 6.3 below), shall be counted as present for purposes of constituting a quorum to organize a meeting.

6.2           Withdrawal.  If a quorum is present or represented at a duly organized meeting, such meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, or the refusal of any shareholders present to vote.

6.3           Non-Votes.  As used in these Bylaws, “Non-Votes” shall mean the number of votes as to which the record holder or proxy holder of shares of Capital Stock has been precluded from voting thereon (whether by law, regulations of the Securities and Exchange Commission, rules or bylaws of any national securities exchange or other self-regulatory organization, or otherwise), including without limitation votes as to which brokers may not or do not exercise discretionary voting power under the rules of the New York Stock Exchange with respect to any matter for which the broker has not received voting instructions from the beneficial owner of the voting shares.

Section 7.	Voting Power Present or Represented

For purposes of determining the amount of Total Voting Power present or represented at any annual or special meeting of shareholders with respect to voting on any particular matter, shares as to which the holders have abstained from voting, and shares which are subject to Non-Votes, will be treated as not present and not cast.

Section 8.	Voting Requirements

8.1           General Voting Standard.  When a quorum is present at any meeting, the vote of the holders of a majority of the Total Voting Power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law, regulation, the Articles of Incorporation or Subsection 8.2 below, a different vote is required, in which case such express provision shall govern and control the decision of such question.

8.2           Majority Director Election Standard.  Subject to the rights of the holders of any series of preferred stock and except as otherwise required by law or the Articles of Incorporation, each director to be elected by the shareholders must receive a majority of the votes cast with respect to the election of that director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected in a contested election, the directors will be elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors.  For purposes of this section, (i) a “majority of votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast as “withheld” with respect to that director’s election and (ii) a “contested election” means that the number of persons properly nominated to serve as directors of the Corporation exceeds the number of directors to be elected.

8.3           Resignation Offers.  If a director nominee who is an incumbent director is not elected and no successor has been elected at the same meeting, the director must submit to the Board of Directors promptly after the certification of the election results a letter offering to resign from the Board of Directors (a “Resignation Offer”).  The Nominating and Corporate Governance Committee will consider the Resignation Offer and will make a recommendation to the Board of Directors whether to accept the Resignation Offer, reject the Resignation Offer or take other action.  The Board of Directors, taking into account the Nominating and Corporate Governance Committee’s recommendation and any other factors they deem relevant, will act on each Resignation Offer within 90 days from the date of the certification of the election results and will disclose promptly in a Form 8-K Report filed with the Securities and Exchange Commission its decision and the rationale therefor.

Section 9.	Proxies

At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such shareholder and bearing a date not more than 11 months prior to the meeting, unless the instrument provides for a longer period, but in no case will an outstanding proxy be valid for longer than three years from the date of its execution.  The person appointed as proxy need not be a shareholder of the Corporation.

Section 10.	Adjournments

10.1          Adjournments of Meetings.  Adjournments of any annual or special meeting of shareholders may be taken without new notice being given unless a new record date is fixed for the adjourned meeting, but any meeting at which Directors are to be elected shall be adjourned only from day to day until such Directors shall have been elected.

10.2          Lack of Quorum.  If a meeting cannot be organized because a quorum has not attended, those present may adjourn the meeting to such time and place as they may determine, subject, however, to the provisions of Section 10.1 hereof.  In the case of any meeting called for the election of Directors, those who attend the second of such adjourned meetings, although less than a quorum as fixed in Section 6.1 hereof, shall nevertheless constitute a quorum for the purpose of electing Directors.

Section 11.	Written Consents

Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of the shareholders, present in person or represented by duly authorized proxy, at an annual or special meeting duly noticed and called, as provided in these Bylaws, and may not be taken by a written consent of the shareholders pursuant to the Business Corporation Law of the State of Louisiana.

Section 12.	List of Shareholders

At every meeting of shareholders, a list of shareholders entitled to vote, arranged alphabetically and certified by the Secretary or by the agent of the Corporation having charge of transfers of shares, showing the number and class of shares held by each shareholder on the record date for the meeting, shall be produced on the request of any shareholder.

Section 13.            Procedure at Shareholders’ Meetings

The Chairman of the Board, or, in his absence, the CEO, shall preside as chairman at all shareholders’ meetings.  The organization of each shareholders’ meeting and all matters relating to the manner of conducting the meeting shall be determined by the chairman, including the order of business, the conduct of discussion and the manner of voting.  Meetings shall be conducted in a manner designed to accomplish the business of the meeting in a prompt and orderly fashion and to be fair and equitable to all shareholders, but it shall not be necessary to follow Roberts’ Rules of Order or any other manual of parliamentary procedure.

ARTICLE V.

CERTIFICATES OF STOCK

Any certificates of stock issued by the Corporation shall be numbered, shall be entered into the books of the Corporation as they are issued, and shall be signed in the manner required by law.  The Corporation may elect to issue uncertificated shares of stock.

ARTICLE VI.

REGISTERED SHAREHOLDERS

The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any beneficial, equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of Louisiana.

ARTICLE VII.

LOSS OF CERTIFICATE

Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact, and the Board of Directors, the General Counsel or the Secretary may, in his or its discretion, require the owner of the lost of destroyed certificate or his legal representative, to give the Corporation a bond, in such sum as the Board of Directors, the General Counsel or the Secretary may require, to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss or destruction of any such certificate; a new certificate of the same tenor and for the same number of shares as the one alleged to be lost or destroyed, may be issued without requiring any bond when, in the judgment of the Board of Directors, the General Counsel or the Secretary, it is proper to do so.

ARTICLE VIII.

CHECKS

All checks, drafts and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors or the executive officers  may from time to time designate.

ARTICLE IX.

DIVIDENDS

Dividends upon the capital stock of the Corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meetings, pursuant to law.`

ARTICLE X.

INAPPLICABILITY OF LOUISIANA CONTROL SHARE STATUTE

Effective May 23, 1995, the provisions of La. R.S. 12:135 through 12:140.2 shall not apply to control share acquisitions of shares of the Corporation’s Capital Stock.

ARTICLE XI.

CERTAIN DEFINITIONS

The terms Capital Stock, Continuing Directors, Total Voting Power and Voting Stock shall have the meanings ascribed to them in the Articles of Incorporation, provided, however, that for purposes of Sections 3 and 6 of Article IV of these Bylaws, Total Voting Power shall mean the total number of votes that holders of Capital Stock are entitled to cast generally in the election of Directors.

ARTICLE XII

AMENDMENTS

These Bylaws may only be altered, amended or repealed in the manner specified in the Articles of Incorporation.

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